Exhibit 5.1

Dechert LLP
Circa Centre
2929 Arch Street
Philadelphia, PA 19104

March 14, 2007

West Pharmaceutical Services, Inc.
101 Gordon Drive, PO Box 645
Lionsville, PA 19341-0645

Re:	Form S-3 Registration Statement
Registration No. 333-141130

Ladies and Gentlemen:

We have acted as counsel to West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the offer and sale by the Company of $150,000,000 aggregate principal amount of 4.00% Convertible Junior Subordinated Debentures due 2047 (the “Debentures”) which are convertible into shares (the “Shares”) of the Company’s common stock, par value $0.25 per share (the “Common Stock”).  The offering of the Debentures is being made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-141130) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 8, 2007 relating to possible offerings from time to time of securities of the Company registered thereunder.  The Debentures are to be issued by the Company under the terms of an Indenture (the “Base Indenture”), as amended by a First Supplemental indenture thereto, by and between the Company and U.S. Bank National Association, as Trustee (the “Trustee”) (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).  This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Act , and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as hereinafter defined), other than as to the legality of the Debentures and of the Shares.

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, agreements, certificates, corporate and other instruments, and have examined such questions of law, as we have deemed necessary or appropriate for the purposes of rendering this opinion letter, including the following documents:

(1)                                  the Registration Statement;

(2)                                  the final prospectus dated March 8, 2007 and the related prospectus supplement relating to the Debentures dated March 9, 2007, as filed with the Commission on March 12, 2007 (such prospectus and prospectus supplement are collectively referred to herein as the “Prospectus”)

(3)                                  executed copy of the Underwriting Agreement, dated as of March 9, 2007 (the “Underwriting Agreement”), by and between the Company and UBS Securities LLC, acting for itself and on behalf of the underwriters named therein (the “Underwriters”);

(4)                                  the Indenture;

(5)                                  the form of Debenture; and

(6)                                  the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof (the documents set forth in clauses (3) through (5) above being collectively the “Transaction Documents”).

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements (including the representations made in the Underwriting Agreement) of officers, directors, employees and representatives of, and accountants for, the Company, and the due performance by the parties of their respective obligations set forth in the Transaction Documents.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons, and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

In addition, we have assumed that (i) each party (other than the Company) to the Transaction Documents is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each party to the Transaction Documents (other than the Company) has the legal power and authority to enter into and perform its respective obligations under such Transaction Documents, (iii) such Transaction Documents have been duly authorized and executed and delivered by each party thereto (other than the Company), and (iv) such Transaction Documents are the legal, valid and binding obligations of each party thereto (other than the Company) enforceable against such persons in accordance with their terms and that all natural persons who are signatories to the Transaction Documents were legally competent at the time of execution and delivery thereof.

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

1.             The Debentures have been duly authorized by the Company and when executed, issued and delivered in accordance with the provisions of the Indenture, authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, such Debentures will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (i)  bankruptcy,  insolvency, reorganization, moratorium, fraudulent transfer and other similar laws  now or hereinafter in effect relating to or affecting creditors’ rights generally, and  (ii) general principles of equity (whether considered in a proceeding  at law or in  equity) and the discretion of the court or other body before  which any proceeding  therefor may be brought.

2.             When the Debentures are duly converted in accordance with the terms and conditions of the Indenture and certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, the Shares issued upon conversion of the Debentures will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the Commonwealth of Pennsylvania.  We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or blue sky laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

This opinion letter has been prepared for your use solely in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form  8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP